ZAZA ENERGY CORPORATION
LONG TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

1.

Agreement to Grant Restricted Stock.  Subject to the conditions described in this agreement (the “Restricted Stock Agreement”) and in the ZaZa Energy Corporation Long Term Incentive Plan (the “Plan”), ZaZa Energy Corporation, a Delaware corporation (the “Company”), hereby agrees to grant to [NAME OF GRANTEE] (“Participant”) all rights, title and interest in the record and beneficial ownership of [NUMBER OF SHARES] shares (the “Restricted Stock”) of common stock, $0.01 par value per share, of the Company (“Common Stock”).  This award of Restricted Stock shall be effective as of the date hereof, prior to the execution and delivery of that certain Consulting Agreement (the “Consulting Agreement”) between the Company and Participant (the “Grant Date”); provided such award shall be void ab initio unless Participant shall execute and deliver to the Company the Consulting Agreement by 12:00 midnight central time on the date hereof.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

2.	Vesting.
(a)

Vesting Schedule.   Subject to the satisfaction of the terms and conditions set forth in the Plan and this Restricted Stock Agreement,  and subject to effective shareholder approval of the Plan,  Participant shall vest in his rights under the Restricted Stock and the Company’s right to the return and reacquisition of such shares shall lapse with respect to the Restricted Stock upon Participant’s execution and delivery to the Company of the Consulting Agreement; provided that such Consulting Agreement is executed and delivered to the Company no later than midnight central time on the date hereof.

(b)

Forfeiture.    For the sake of clarity, the Participant shall not have any rights to the Restricted Stock if effective shareholder approval of the Plan is not obtained on or before December 27, 2012, and Participant elects to take cash in lieu of the grant hereunder as set forth in Section 2 of the Consulting Agreement and such cash amount is paid to Participant.

(c)	Issuance and Transferability.
(d)

Registration and Restricting Legend.   Upon grant, the Restricted Stock granted hereunder shall be registered in the name of Participant and, unless and until such Restricted Stock vests, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Company, until such time as the restrictions on transfer have lapsed.  If the Restricted Stock are represented by certificates, such certificates shall be marked with the following legends:

“The shares represented by this certificate have been issued pursuant to the terms of the ZaZa Energy Corporation Long Term Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Agreement dated December 7, 2012.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER SUCH ACT OR LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED, MORTGAGED, OR OTHERWISE DISPOSED OF, EITHER VOLUNTARILY OR INVOLUNTARILY.”

(e)

Book Entry Form.   If the shares are held in book entry form, then such entry will reflect, in a manner sufficient to effect in a legally enforceable form, that such shares of Restricted Stock are subject to the restrictions of this Restricted Stock Agreement and the Plan.

(f)

Release of Restrictions.   Upon vesting of any portion of the shares of Restricted Stock and satisfaction of any other conditions required by the Plan or pursuant to this Restricted Stock Agreement, the Company shall promptly either issue a stock certificate, without such restricted legend, for any shares of the Restricted Stock that have vested, or, if the shares are held in book entry form, the Company shall remove the notations on the book form for any shares of the Restricted Stock that have vested.

(g)

Prohibition on Transfer.   Until restrictions lapse, the Restricted Stock shall not be transferable.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company.  If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Restricted Stock Agreement.  In the case of Participant’s death or disability, Participant’s vested rights under this Restricted Stock Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.

(h)

Ownership Rights.   Subject to any reservations, conditions or restrictions set forth in this Restricted Stock Agreement and/or the Plan, upon grant to Participant of the Restricted Stock, Participant shall be entitled to all voting rights applicable to the Restricted Stock during the Restricted Period, but will not have the right to receive dividends or other distributions.  In the event of forfeiture of shares of Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock.

(i)
(j)

Reorganization of the Company.   The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(k)

Certain Restrictions.   By executing this Restricted Stock Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as may be required in order to comply with applicable securities laws or any other applicable laws, rules or regulations, or with this Restricted Stock Agreement or the terms of the Plan.

(l)	Amendment and Termination. This Restricted Stock Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan.
(m)

Tax Consequences.    The granting, vesting and/or sale of all or any portion of the Restricted Stock will trigger tax liability.  Participant agrees that he shall be solely responsible for any such tax liability.  Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.

(n)

No Guarantee of Tax Consequences.   The Company, Board and Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement and assumes no liability whatsoever for the tax consequences to Participant.

(o)

Terms of the Plan Control.   This Restricted Stock Agreement is made pursuant to the Plan.  Notwithstanding anything in this Restricted Stock Agreement to the contrary, the terms of the Plan, as amended from time to time and interpreted and applied by the Committee, shall govern and take precedence.

(p)

Governing Law.   This Restricted Stock Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.  Participant and the Company each consent to the exclusive jurisdiction of the Courts of the State of Delaware for the adjudication of any dispute between the parties arising out of this Agreement and that the substantially prevailing party in any such litigation shall be entitled to recover such party’s reasonable attorney’s fees, expenses and costs in such litigation.

(q)

Consent to Electric Delivery; Electronic Signature.   Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company.  Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access.

[signature blanks follow]

Executed:     [Date]

ZAZA ENERGY CORPORATION

By:

Name (print):

Title:

Accepted:      [Date], 2012

PARTICIPANT:

[Grantee]

Address: